Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
GP Strategies Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 33-26261 and 333-123949) on Form S-8 and registration statements (Nos. 333-97531 and 333-110611) on Form S-3 of GP Strategies Corporation of our reports dated March 14, 2007, with respect to the consolidated balance sheets of GP Strategies Corporation and subsidiaries, as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2006, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of GP Strategies Corporation.

/s/  KPMG LLP

Baltimore, Maryland
March 14, 2007